EXHIBIT 10

Description of Non-Employee Director Compensation

The following description of the compensation payable to non-employee members of the Board of Directors of Alcoa Inc. (“Alcoa”) is based on the information disclosed in Alcoa’s 2007 Notice of Annual Meeting and Proxy Statement.

The Governance and Nominating Committee reviews director compensation every two years. In 2006, the committee reviewed market data for comparable companies and determined that it was appropriate to recommend an increase of 10% in directors’ retainer and committee fees, effective January 1, 2007, which the board approved. As a result, the following retainer and committee fees apply effective January 1, 2007: Alcoa pays each non-employee director an annual retainer of $192,500. The Audit Committee Chair receives $27,500 annually for services in that capacity, and other Audit Committee members receive $11,000 annually for service on the Audit Committee. The Chair of each of the Compensation and Benefits Committee, Governance and Nominating Committee, and Public Issues Committee receives $16,500 annually for services in that capacity. The Lead Director receives $11,000 annually.

Each director is required to invest $100,000 annually to purchase Alcoa common stock until the director owns 10,000 shares, and to maintain an investment of at least 10,000 shares until retirement from the board. To satisfy this requirement, directors may defer their fees into the Alcoa share equivalent fund under Alcoa’s 2005 Deferred Fee Plan for Directors, or purchase shares in the market.

Directors do not receive stock options, restricted shares, other equity grants or non-equity incentive plan compensation. Alcoa does not pay above-market or preferential earnings on compensation that is deferred. The 2005 Deferred Fee Plan for Directors has essentially the same features and investment options as Alcoa’s savings plan and deferred compensation plan for salaried employees.

Alcoa does not provide retirement benefits to non-employee directors under any current program. Four incumbent non-employee directors (Messrs. Gorman, Schacht and Thomas and Ms. Gueron) will receive annual payments in cash for life upon retirement from the board under the terms of the Alcoa Fee Continuation Plan for Non-Employee Directors, which was frozen in 1995. The plan was amended in 2006 to provide that all payments would be made in cash rather than stock and cash, at the equivalent value of the payments they would have received in stock and cash. The plan also was amended in 2006 to provide that if the board asks a director who is entitled to payments under the plan to stand for re-election beyond the normal retirement date and the director agrees and continues to serve as a director, then a lump sum payment in cash will be made to the director upon retirement from the board in an amount equal to the payments the director would have received under the plan had the director retired at the normal retirement date, plus interest at a market rate on the cash portion of the payment and cash equal to dividends that would have been paid on the stock portion of the payment under the former cash and stock formula.

Alcoa reimburses non-employee directors for expenses incurred in connection with attending board meetings and functions and, if applicable, for taxes for spouse travel to attend board functions with customers, employees and governmental officials where spouses of the directors are invited for appropriate business reasons. The compensation of one incumbent director (Mr. Schacht) has included imputed income for two life insurance plans that are no longer offered by Alcoa to directors.

For additional information, refer to the director compensation plan documents filed as exhibits to Alcoa’s most recent Annual Report on Form 10-K and the description of director compensation contained in Alcoa’s most recent proxy statement filed with the Securities and Exchange Commission.